UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2006
TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30539	94-3175152
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4001 Burton Drive, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)
(408) 327-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Reports.
(a) As previously announced, Tvia, Inc. (the “Company”) is conducting a review with respect to certain accounting practices and revenue recognition matters. Although its review of these matters is ongoing, upon the recommendations of management and the Audit Committee of the Board of Directors, and with the concurrence of the Company’s independent registered public accounting firm, BDO Seidman, LLP, the Board of Directors concluded on November 15, 2006 that the Company will need to restate historical financial statements for the fiscal year ended March 31, 2006 and for the quarters ended December 31, 2005 and June 30, 2006. Historically, the Company has recognized revenue when its products are delivered to distributors or manufacturers based upon contract terms that generally provide for no returns. The expected restatements arose because of the Company’s subsequent inability to timely collect, or enforce payment terms with respect to, sales to certain of its customers in Asia, which now indicates that revenue recognition upon shipment is not the appropriate revenue recognition method for such sales. The Company is continuing to analyze revenue recorded in these periods and has not determined the amount of previously recognized revenue that will be affected. The Company is also evaluating the potential impact of the expected restatement on related sales commission liabilities. Accordingly, the Board of Directors has concluded that the financial statements and all earnings press releases and similar communications issued by the Company relating to those periods referred to above should no longer be relied upon. The Company intends to file restated financial statements as soon as practicable after the completion of its review.
The Company issued a press release on November 17, 2006, a copy of which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 9.01. Exhibits
(d)

Exhibit No.	Description

99.1	Press Release dated November 17, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc. (Registrant)
Date: November 17, 2006
	By:	/s/ Keith P. Yee
Keith P. Yee
Vice President Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 17, 2006